                                                                     EXHIBIT 11

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES



COMPUTATIONS OF PER SHARE EARNINGS (LOSS)

 The computations of net income (loss) per share for three months ended March 31, 1996 and 1995 are as follows:

                                                            1995           1996
                                                            ----           ----
Primary:
  Net income (loss)..................................   $ 1,012,000   $  (592,000)
                                                        ===========   ===========

  Average common shares outstanding..................    12,434,000     6,865,000
  Dilutive common equivalent shares issuable upon:
    Conversion of preferred stock....................       583,000           --
    Redemption of redeemable warrants................     1,233,000           --
    Exercise of options to purchase common shares....       860,000           --
                                                        -----------   -----------
                                                         15,110,000     6,865,000
                                                        ===========   ===========

      Net income (loss) per share....................         $0.07   $     (0.09)
                                                        ===========   ===========
Fully Diluted (1):
Net income...........................................   $ 1,012,000   $  (592,000)
 Addback: Interest expense, net of tax,
  applicable to convertible debt.....................         1,000         3,000
                                                        -----------   -----------
                                                        $ 1,013,000   $  (589,000)
                                                        ===========   ===========

  Average common shares outstanding..................    12,434,000     6,865,000
  Dilutive common equivalent shares issuable upon:
    Conversion of preferred stock....................       583,000       583,000
    Redemption of redeemable warrants................     1,413,000     1,144,000
    Exercise of options to purchase common shares....     1,055,000       497,000
    Issuance of contingently issuable shares.........            --         4,000
    Conversion of convertible debt...................         7,000        47,000
                                                        -----------   -----------
                                                         15,492,000     9,140,000
                                                        ===========   ===========

   Net income (loss) per share.......................         $0.07        $(0.06)
                                                        ===========   ===========

 (1) The computations of the fully diluted income per share are submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No.15 because it produces an anti-dilutive result.

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